Exhibit 10.53

AMENDMENT TO LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This AMENDMENT (the “Amendment”) to the LICENSE, DEVELOPMENT and COMMERCIALIZATION AGREEMENT (the “Agreement”) dated June 28, 2019 between Acura Pharmaceuticals, Inc. (“Acura”), a New York corporation, having a place of business at 616 N. North Court, Suite 120, Palatine, IL 60067, and Abuse Deterrent Pharma, LLC (“AD Pharma”), a Kentucky partnership having a place of business at with offices at 333 E. Main Street, Suite 220, Louisville, Kentucky 40202, is made as of October 16, 2020.

RECITALS

WHEREAS, Acura and AD Pharma are parties to the Agreement which became effective on June 28, 2019 and;

WHEREAS, the Parties desire to amend the Agreement as set forth herein to provide for an extension to the LIMITx™ Regulatory Submission Timeline.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in the Agreement and this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acura and AD Pharma agree as follows:

ARTICLE 1
AMENDMENTS TO AGREEMENT

1.1              A new Section 1.50 is hereby added to the Agreement as follows:

“Oxycodone Product” means a pharmaceutical product containing the immediate-release combination of oxycodone hydrochloride and acetaminophen utilizing the LIMITX™ Technology in the 5/325mg, 7.5/325mg and 10/325mg dosage strengths.

1.2              Section 1.34 is hereby amended and replaced in its entirety as follows:

“Product” means a pharmaceutical product containing the immediate-release combination of hydrocodone bitartrate and acetaminophen utilizing the LIMITX™ Technology in the 5/325mg, 7.5/325mg and 10/325mg dosage strengths (the “Hydrocodone Product”) along with the Alprazolam Product and the Oxycodone Product.

1.3              Section 2.3 with respect to “Acura to use CRE” is hereby amended and replaced in its entirety as follows:

Acura to use CRE. Acura shall use Commercially Reasonable Efforts to develop the Product in the United States, provided however, that any obligation of Acura to develop the Alprazolam Product and the Oxycodone Product will be subject to a separate development agreement to be negotiated between the Parties. Acura shall comply with all Applicable Laws in the development of the Product. For the avoidance of doubt, Acura’s obligations to develop a Product and any related development timelines and milestones shall be strictly limited to the Hydrocodone Product.

1.4              Section 2.11 is hereby amended by inserting at the end:

The foregoing provisions of this Section 2.11 are limited to the Hydrocodone Product.

1.5              Section 3.1.1 of hereby amended and replaced in its entirety as follows:

In an aggregate amount not to exceed Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Maximum Pre-Regulatory Application Submission Payment”), each month AD Pharma shall pay Acura in non-refundable, non-creditable payments in immediately available funds as follows:

•	Three Hundred Fifty Thousand Dollars ($350,000) commencing within Five (5) days of the Effective Date and continuing until April 2020; and

•	Two Hundred Thousand Dollars ($200,000) commencing in May 2020 and continuing on the monthly anniversary of the Effective Date until the earlier of July 2021 or such monthly payments have occurred or the Maximum Pre-Regulatory Application Submission Payment is reached (as the timing of the latter, but not the amount, may be adjusted in accordance with Section 3.1.2).

1.6              Section 3.4 is hereby amended and replaced in its entirety as follows, provided however that subsection 3.4.1 and 3.4.2 remain as in the Agreement:

Sales Milestone Payments. AD Pharma shall make the following one-time, non-refundable, non-creditable payments within forty-five (45) days after the end of the year to Acura based on the attainment of the Net Sales in such calendar year for each Product and Product Line Extensions individually (i.e. a separate payment for each of the Hydrocodone Product, the Alprazolam Product and the Oxycodone Product) in the Territory (the “Milestone Payments”):

1.7              Section 3.12 “Option under Nexafed® Agreement” is hereby deleted in its entirety.

1.8              Section 3.13 “Option for license to Alprazolam Product” is hereby deleted in its entirety.

1.9              Item 3 of Schedule 1 “LIMITx™ Regulatory Application Submission Timeline” is hereby amended and replaced in its entirety as follows:

3. By the last day of the calendar month when the last of the monthly payments for the Maximum Pre-Regulatory Application Submission Payment has occurred, or before, Acura must gain filing acceptance by the FDA of a Regulatory Approval Application for the Product.

For the avoidance of doubt, Schedule 1 is strictly limited to activities and timelines related to the Hydrocodone Product.

ARTICLE 2
MISCELLANCEOUS

2.1              Governing Law. This Amendment shall be governed by the laws of the State of New York without regard to its conflict of laws rules or principles.

2.2              Amendments. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

2.3              Entire Agreement. This Amendment, the Agreement and the Schedules attached to the Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.

2.4              Interpretation. Any capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Agreement.

2.5              Counterparts. This Amendment may be executed manually, electronically in Adobe® PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same amendment and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names by their properly and duly authorized officers or representatives as of the date first written above.

ACURA PHARMACEUTICALS, INC.

s/s Robert B. Jones, 10/12/2020
Name: Robert B. Jones
Title: CEO and President

Abuse Deterrent Pharma, LLC

s/s John Schutte, 10/16/2020
Name: John Schutte
Title: Managing Partner